Exhibit 99.1

NEWS RELEASE

CONTACT:
CreditRiskMonitor.com, Inc.
Jerry Flum, CEO
(845) 230-3030
ir@crmz.com

FOR IMMEDIATE RELEASE

CreditRiskMonitor Declares Special Dividend and Announces Stock Repurchase Plan

VALLEY COTTAGE, NY—October 28, 2014—CreditRiskMonitor (OTCQX: CRMZ) announced that its Board of Directors has declared a special dividend of $0.05 per outstanding share of its common stock. The dividend will be payable on November 28, 2014 to shareholders of record of the Company at the close of business on November 12, 2014. The Board also authorized the Company to repurchase up to $1 million of its common stock through the end of fiscal 2015.

Jerry Flum, CEO said, “I’m happy to announce that the Board of Directors has approved a special dividend and has authorized the Company to initiate this share repurchase program. The Board feels our current cash position exceeds the Company’s short-term capital needs allowing us to return value to shareholders through this special cash dividend and repurchase of our shares.” Under the program, the Company may repurchase shares from time to time for cash in automated trading plan purchases, open market transactions, in privately negotiated transactions or by other means, in accordance with applicable federal securities laws. The timing and amount of repurchase transactions will be determined by the Company’s management based on their evaluation of market conditions, share price and other factors. There is no assurance that the Company will purchase shares and the program may be suspended or discontinued at any time.

Overview

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial risk analysis and news, designed to save time for busy corporate credit and procurement/supply-chain professionals and competes with Dun & Bradstreet. The service offers comprehensive commercial credit reports covering over 40,000 public companies worldwide. Over 30% of the Fortune 1,000 already use CreditRiskMonitor’s timely news alerts and reports that feature detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, as well as the Company’s  proprietary FRISK® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.